FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 24, 2016	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2017;
DECLARES QUARTERLY DIVIDEND OF $0.10 PER COMMON SHARE;
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, OCTOBER 25, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the first quarter of fiscal 2017 of $3.7 million, an increase of $124,000, or 3.5%, as compared to the same period of the prior fiscal year. The increase was attributable to increased net interest income and noninterest income, a reduction in provision for income taxes, and the elimination of preferred dividends as a result of the October 2015 preferred share repurchase, partially offset by higher noninterest expenses and higher provision for loan losses. Preliminary net income available to common stockholders was $.50 per fully diluted common share for the first quarter of fiscal 2017, an increase of $0.02, or 4.2%, as compared to the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2017:

•
Earnings per common share (diluted) were $.50, up $.02, or 4.2%, as compared to $.48 earned in the same quarter a year ago, and up $.01, or 2.0%, as compared to the $.49 earned in the fourth quarter of fiscal 2016, the linked quarter.

•
Annualized return on average assets was 1.03%, while annualized return on average common equity was 11.6%, as compared to 1.12% and 12.6%, respectively, in the same quarter a year ago, and 1.07% and 11.9%, respectively, in the fourth quarter of fiscal 2016, the linked quarter.

•
Net loan growth for the first quarter of fiscal 2017 was $68.3 million, or 6.0%. Deposits were up $46.7 million, or 4.2%. Loan growth in the first quarter of the fiscal year is typically stronger for the Company as our agricultural loan portfolio nears its seasonal peak; to meet loan demand and accomplish other objectives discussed below, the Company utilized brokered funding to provide most of the deposit growth during the quarter.

•
Net interest margin for the fourth quarter of fiscal 2016 was 3.81%, down from the 3.87% reported for the year ago period, and up from 3.73% for the fourth quarter of fiscal 2016, the linked quarter. Discount accretion on acquired loans increased over the year ago period and linked quarter as a result of the resolution of a purchased credit-impaired loan with a carrying value less than the payoff realized.

•
Noninterest income (excluding available-for-sale securities gains) was up 16.9% for the first quarter of fiscal 2017, compared to the year ago period, and down 0.3% from the fourth quarter of fiscal 2016, the linked quarter. The linked quarter included a non-recurring benefit of approximately $138,000, with no comparable benefits in the current period.

•
Noninterest expense was up 14.7% for the first quarter of fiscal 2017, compared to the year ago period, and up 10.7% from the fourth quarter of fiscal 2016, the linked quarter. Noninterest expense increased in part due to a nonrecurring charge of $335,000 attributable to the prepayment of Federal Home Loan Bank (FHLB) term advances, discussed in further detail below.

•
Nonperforming assets were $8.3 million, or 0.56% of total assets, at September 30, 2016, as compared to $9.0 million, or 0.64% of total assets, at June 30, 2016, and as compared to $8.6 million, or 0.65% of total assets, at September 30, 2015.

Dividend Declared:

As the Company noted in a report on Form 8-k filed October 19, 2016, the Board of Directors, on October 18, 2016, declared a quarterly cash dividend on common stock of $0.10, payable November 30, 2016, to stockholders of record at the close of business on November 15, 2016, marking the 90th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 25, 2016, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through November 8, 2016. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10095646. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2017, with total assets of $1.5 billion at September 30, 2016, reflecting an increase of $65.9 million, or 4.7%, as compared to June 30, 2016. Balance sheet growth was funded through deposit growth and FHLB advances.

Available-for-sale (AFS) securities were $124.2 million at September 30, 2016, a decrease of $5.0 million, or 3.8%, as compared to June 30, 2016. The decrease was attributable to reductions in mortgage-backed securities and municipal securities, as the Company did not reinvest some principal repayments given strong loan demand. Cash equivalents and time deposits were $22.0 million, a decrease of $1.3 million, or 5.6%, as compared to June 30, 2016.

Loans, net of the allowance for loan losses, were $1.2 billion at September 30, 2016, an increase of $68.3 million, or 6.0%, as compared to June 30, 2016. The increase was primarily attributable to growth in commercial real estate, commercial, residential real estate, and construction loan balances. The increase in commercial real estate loans was attributable primarily to nonresidential loan originations, the increase in commercial balances was attributable primarily to agricultural loan funding, and the increase in residential loan balances was attributable to multifamily real estate loan originations. Loans anticipated to fund in the next 90 days stood at $55.4 million at September 30, 2016, as compared to $55.9 million at June 30, 2016, and $37.6 million at September 30, 2015.

Nonperforming loans were $5.0 million, or 0.42% of gross loans, at September 30, 2016, as compared to $5.7 million, or 0.50% of gross loans, at June 30, 2016. The decline was attributed primarily to a number of relatively small relationships which were resolved or improved in classification during the quarter. Nonperforming assets were $8.3 million, or 0.56% of total assets, at September 30, 2016, as compared to $9.0 million, or 0.64% of total assets, at June 30, 2016, primarily reflecting the dollar decrease in nonperforming loans. Our allowance for loan losses at September 30, 2016, totaled $14.5 million, representing 1.19% of gross loans and 288% of nonperforming loans, as compared to $13.8 million, or 1.20% of gross loans, and 244% of nonperforming loans, at

June 30, 2016. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at September 30, 2016, is adequate, based on that measurement.

Total liabilities were $1.3 billion at September 30, 2016, an increase of $63.0 million, or 4.9%, as compared to June 30, 2016.

Deposits were $1.2 billion at September 30, 2016, an increase of $46.7 million, or 4.2%, as compared to June 30, 2016. The increase was primarily attributable to growth in certificates of deposit. Specifically, the Company originated $38.2 million in brokered certificates of deposit for the purpose of funding FHLB term advance repayments and loan growth. Other deposit account types also grew, including interest-bearing transaction accounts, noninterest-bearing transaction accounts, savings accounts, and money market deposit accounts. The average loan-to-deposit ratio for the first quarter of fiscal 2017 was 104.4%, as compared to 100.8% for the same period of the prior fiscal year.

FHLB advances were $129.2 million at September 30, 2016, an increase of $19.0 million, or 17.2%, as compared to June 30, 2016, as overnight funding increased by $35.5 million, partially offset by the prepayment of $16.5 million in term advances (see discussion under "Income Statement Summary"). The increase was attributable to continued strong loan demand in the first quarter of fiscal 2017, some of which is seasonal, partially offset by the increase in deposit balances, including brokered certificates of deposit. Securities sold under agreements to repurchase totaled $25.5 million at September 30, 2016, a decrease of $1.6 million, or 6.0%, as compared to June 30, 2016. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $128.9 million at September 30, 2016, an increase of $2.9 million, or 2.3%, as compared to June 30, 2016. The increase was attributable to retention of net income, partially offset by payment of dividends on common stock and a decrease in accumulated other comprehensive income.

Income Statement Summary:

The Company's net interest income for the three-month period ended September 30, 2016, was $12.6 million, an increase of $872,000, or 7.5%, as compared to the same period of the prior fiscal year. The increase was attributable to a 9.3% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.81% in the current three-month period, as compared to 3.87% in the three-month period ended September 30, 2015.

Accretion of fair value discount on acquired loans and amortization of fair value premiums on assumed time deposits related to the Company's acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks in August 2014 (the "Peoples Acquisition"), increased to $601,000 for the three-month period ended September 30, 2016, as compared to $412,000 in the same period of the prior fiscal year. This component of net interest income contributed 18 basis points to net interest margin in the three-month period ended September 30, 2016, as compared to a contribution of 14 basis points for the same period of the prior fiscal year, and 13 basis points for the three-month period ended June 30, 2016, the linked quarter. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay; however, the increases noted in the three-month periods ended September 30, 2016; June 30, 2016; and December 31, 2015, were the result of inclusion in those quarters' results of principal payments received on purchased credit-impaired loans which exceeded the carrying value of such loans.

The provision for loan losses for the three-month period ended September 30, 2016, was $925,000, as compared to $618,000 in the same period of the prior fiscal year. Increased provisioning was attributed primarily to increased balances within the loan portfolio. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented a charge of .31% (annualized), while the Company recorded net charge offs during the period of .09% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .23% (annualized), while the Company recorded net charge offs of .04% (annualized).

The Company's noninterest income for the three-month period ended September 30, 2016, was $2.6 million, an increase of $373,000, or 16.9%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to gains realized on the sale of residential loans originated for that purpose; increased loan origination fees; increased earnings on bank-owned life insurance resulting from additional investments made in that asset; and increased bank card interchange income.

Noninterest expense for the three-month period ended September 30, 2016, was $9.2 million, an increase of $1.2 million, or 14.7%, as compared to the same period of the prior fiscal year. The increase was attributable in part to $335,000 in prepayment penalties incurred due to early repayment of $16.5 million in term FHLB advances. The prepaid advances carried a weighted average rate of 3.95% and would have had a weighted average maturity of 8.8 months at September 30, 2016, while new brokered funding utilized to prepay those advances and also fund loan growth carried a weighted average rate of 0.92% with a weighted average maturity of 13.2 months at September 30, 2016. Other items contributing to the increase include higher compensation expenses, occupancy expenses, and legal expenses, partially offset by a reduction in charges to amortize core deposit and other intangibles. The efficiency ratio for the three-month period ended June 30, 2016, was 60.5%, as compared to 57.4% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended September 30, 2016, was $1.4 million, a decrease of $307,000, or 18.4%, as compared to the same period of the prior fiscal year, attributable primarily to a decrease in the effective tax rate, to 26.8% from 31.4%, combined with a decrease in pre-tax income. The lower effective tax rate was attributed primarily to formation by the Company's bank subsidiary of a Real Estate Investment Trust (REIT) to hold certain qualified assets in order to minimize state tax liability.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2016	2016	2016	2015	2015

Cash equivalents and time deposits	$21,978	$23,277	$18,517	$25,794	$20,250
Available for sale securities	124,249	129,224	128,735	129,085	127,485
FHLB/FRB membership stock	9,121	8,352	5,886	6,238	7,162
Loans receivable, gross	1,218,228	1,149,244	1,108,452	1,092,599	1,081,899
Allowance for loan losses	14,456	13,791	13,693	13,172	12,812
Loans receivable, net	1,203,772	1,135,453	1,094,759	1,079,427	1,069,087
Bank-owned life insurance	30,282	30,071	19,897	19,754	19,836
Intangible assets	7,657	7,851	8,027	8,238	8,470
Premises and equipment	46,615	46,943	46,670	45,505	42,788
Other assets	26,138	22,739	21,981	23,631	24,715
Total assets	$1,469,812	$1,403,910	$1,344,472	$1,337,672	$1,319,793

Interest-bearing deposits	$1,032,810	$988,696	$997,110	$990,103	$935,375
Noninterest-bearing deposits	134,540	131,997	125,033	127,118	122,341
Securities sold under agreements to repurchase	25,450	27,085	31,575	23,066	24,429
FHLB advances	129,184	110,216	48,647	58,929	82,110
Other liabilities	4,156	5,197	5,131	4,543	4,981
Subordinated debt	14,776	14,753	14,729	14,705	14,682
Total liabilities	1,340,916	1,277,944	1,222,225	1,218,464	1,183,918

Preferred stock	-	-	-	-	20,000
Common stockholders' equity	128,896	125,966	122,247	119,208	115,875
Total stockholders' equity	128,896	125,966	122,247	119,208	135,875

Total liabilities and stockholders' equity	$1,469,812	$1,403,910	$1,344,472	$1,337,672	$1,319,793

Equity to assets ratio	8.77%	8.97%	9.09%	8.91%	10.30%
Common shares outstanding	7,436,866	7,437,616	7,437,616	7,428,416	7,424,666
Less: Restricted common shares not vested	36,000	36,800	52,750	53,150	54,800
Common shares for book value determination	7,400,866	7,400,816	7,384,866	7,375,266	7,369,866

Book value per common share	$17.42	$17.02	$16.55	$16.16	$15.72
Closing market price	24.90	23.53	24.02	23.90	20.72

Nonperforming asset data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2016	2016	2016	2015	2015

Nonaccrual loans	$4,969	$5,624	$4,890	$3,803	$4,021
Accruing loans 90 days or more past due	54	36	70	79	50
Nonperforming troubled debt restructurings (1)	-	-	-	-	-
Total nonperforming loans	5,023	5,660	4,960	3,882	4,071
Other real estate owned (OREO)	3,182	3,305	3,244	3,617	4,392
Personal property repossessed	45	61	90	118	109
Total nonperforming assets	$8,250	$9,026	$8,294	$7,617	$8,572

Total nonperforming assets to total assets	0.56%	0.64%	0.62%	0.57%	0.65%
Total nonperforming loans to gross loans	0.42%	0.50%	0.45%	0.36%	0.38%
Allowance for loan losses to nonperforming loans	287.80%	243.66%	276.07%	339.31%	314.71%
Allowance for loan losses to gross loans	1.19%	1.20%	1.24%	1.21%	1.18%

Performing troubled debt restructurings	$7,853	$6,078	$5,871	$5,548	$6,949

 (1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Quarterly Average Balance Sheet Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2016	2016	2016	2015	2015

Interest-bearing cash equivalents	$7,730	$8,883	$14,475	$10,352	$9,488
Available for sale securities and membership stock	135,188	134,823	132,913	135,044	135,706
Loans receivable, gross	1,178,067	1,126,630	1,088,833	1,080,526	1,063,851
Total interest-earning assets	1,320,985	1,270,336	1,236,221	1,225,922	1,209,045
Other assets	115,277	109,506	100,507	96,411	91,437
Total assets	$1,436,262	$1,379,842	$1,336,728	$1,322,333	$1,300,482

Interest-bearing deposits	$994,518	$996,760	$995,555	$963,510	$935,089
Securities sold under agreements to repurchase	26,723	29,305	29,496	24,861	25,885
FHLB advances	132,107	80,155	41,987	70,107	68,844
Subordinated debt	14,765	14,741	14,717	14,694	14,670
Total interest-bearing liabilities	1,168,113	1,120,961	1,081,755	1,073,172	1,044,488
Noninterest-bearing deposits	133,601	127,687	128,284	125,759	120,283
Other noninterest-bearing liabilities	7,082	7,091	5,765	755	1,472
Total liabilities	1,308,796	1,255,739	1,215,804	1,199,686	1,166,243

Preferred stock	-	-	-	3,261	20,000
Common stockholders' equity	127,466	124,103	120,924	119,386	114,239
Total stockholders' equity	127,466	124,103	120,924	122,647	134,239

Total liabilities and stockholders' equity	$1,436,262	$1,379,842	$1,336,728	$1,322,333	$1,300,482

	For the three-month period ended
Quarterly Summary Income Statement Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2016	2016	2016	2015	2015

Interest income:
Cash equivalents	$4	$7	$12	$9	$7
Available for sale securities and membership stock	851	849	853	864	865
Loans receivable	14,250	13,405	12,984	13,362	13,098
Total interest income	15,105	14,261	13,849	14,235	13,970
Interest expense:
Deposits	1,932	1,903	1,872	1,847	1,785
Securities sold under agreements to repurchase	27	30	32	29	29
FHLB advances	418	341	293	320	317
Subordinated debt	152	149	144	139	135
Total interest expense	2,529	2,423	2,341	2,335	2,266
Net interest income	12,576	11,838	11,508	11,900	11,704
Provision for loan losses	925	817	563	496	618
Securities gains	-	5	-	-	-
Other noninterest income	2,575	2,582	2,178	2,791	2,202
Noninterest expense	9,159	8,273	8,257	8,168	7,988
Income taxes	1,358	1,653	1,544	1,820	1,665
Net income	3,709	3,682	3,322	4,207	3,635
Less: effective dividend on preferred shares	-	-	-	35	50
Net income available to common stockholders	$3,709	$3,682	$3,322	$4,172	$3,585

Basic earnings per common share	$0.50	$0.50	$0.45	$0.56	$0.48
Diluted earnings per common share	0.50	0.49	0.45	0.56	0.48
Dividends per common share	0.10	0.09	0.09	0.09	0.09
Average common shares outstanding:
Basic	7,437,000	7,438,000	7,435,000	7,425,000	7,422,000
Diluted	7,466,000	7,468,000	7,464,000	7,460,000	7,454,000

Return on average assets	1.03%	1.07%	0.99%	1.27%	1.12%
Return on average common stockholders' equity	11.6%	11.9%	11.0%	14.0%	12.6%

Net interest margin	3.81%	3.73%	3.72%	3.88%	3.87%
Net interest spread	3.70%	3.63%	3.61%	3.77%	3.75%

Efficiency ratio	60.5%	57.4%	60.3%	55.6%	57.4%